Exhibit 99.5

AMENDMENT TO

AWARD AGREEMENT

This Amendment to Award Agreement (this “Amendment”) is made as of April 10, 2017, between TSS, Inc. (the “Company”) and John K. Penver (the “Executive”).

WHEREAS, the Company and the Executive are parties to that certain Award Agreement, dated as of August 29, 2014 (the “Agreement”), relating to an award of restricted shares of the Company’s common stock (“Common Stock”) and an option (the “Option”) to purchase shares of Common Stock granted to the Executive; and

WHEREAS, the parties desire to amend the Agreement to revise the exercise price and vesting schedule applicable to the Option.

NOW, THEREFORE, in consideration of the premises, the mutual promises, covenants, and conditions herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	All capitalized terms not otherwise defined in this Amendment shall have the meanings attributed to them in the Agreement.

2.	Paragraph 2 of the Agreement is hereby deleted in its entirety and the following is substituted in lieu thereof:

“The Company grants to the Executive, subject to the terms and conditions of this Agreement, an Option to purchase 300,000 shares of Common Stock (“Option Shares”) in installments as set forth in the following sentence at an exercise per share equal to $0.10 (the “Exercise Price”). The Option shall become exercisable and may be exercised in installments in accordance with the following schedule: (a) with respect to 150,000 Option Shares, on April 10, 2018; and (b) with respect to 150,000 Option Shares, on April 10, 2019. Notwithstanding the foregoing, the Option shall become immediately exercisable upon the occurrence of a Change in Control of the Company that occurs on or after the first anniversary of the Effective Date. The Option may not be exercised after August 29, 2024.

For purposes of this Agreement, (x) “Fair Market Value” means the fair market value of a share of Common Stock as determined in good faith by the Company’s Board of Directors, and (y) “Business Day” means any day other than Saturday, Sunday, or a day on which commercial banks are authorized or required by law to close.”

3.	Except as otherwise expressly provided in this Amendment, all provisions of the Agreement shall remain in full force and effect. This Amendment and the Agreement contain the entire understanding of the parties with respect to the subject matter hereof and thereof, and supersede all prior oral or written communications, agreements or understandings with respect to the subject matter hereof and thereof. This Amendment is intended to modify the provisions of the Agreement; in the event that there is a conflict between the terms of this Amendment and the Agreement, the parties intend that the provisions of this Amendment should govern their respective rights and obligations.

4.	This Amendment may be executed simultaneously in multiple counterparts, each of which will be deemed to be an original copy of this Amendment and all of which together will be deemed to constitute one and the same agreement. The exchange of copies of this Amendment and of signature pages by facsimile transmission or e-mail delivery of a .pdf format data file shall constitute effective execution and delivery of this Amendment as to the parties and may be used in lieu of the original Amendment and signature pages thereof for all purposes.

The undersigned parties have executed this Agreement as of the day and year first above written.

TSS, INC.

By:	/s/ Anthony Angelini
Anthony Angelini
Chief Executive Officer

EXECUTIVE

/s/ John K. Penver
John K. Penver

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